Exhibit 10.5

BLOCKED SPACE CARGO AGREEMENT

HONG KONG - EUROPE

Between

Silk Way West Airlines

and

China Global Lines Ltd.

October 10, 2019 - October 09, 2020

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This Blocked Space Cargo Agreement (the “Agreement”) is made on October 10,2019 by and between the following parties (the “Parties”):

Silk Way West Airlines having its registered office at Room 334/336, South Office Block, Super Terminal 1, Hong Kong International Airport (hereinafter referred to as “Carrier”)

and

China Global Lines Ltd. having its registered office at Room 1805, 18/F., Tower 1, Ever Gain Plaza, 88 Container Port Road, Kwai Chung New Territories, Hong Kong. (here in after referred to as “Forwarder”).

WHEREAS, the Parties wish to promote and increase cargo traffic from Hong Kong to Europe,

IT IS NOW AGREED AS FOLLOWS:

ARTICLE 1 - SCOPE OF THIS AGREEMENT

1.1.	The Carrier agrees to block following flights spaces from, October 10,2019 to October 09,2020 - HKG/AMS (100 tons per month).

The Forwarder agrees to pay the guarantee amount at the applicable contract rates for the committed tonnage to the Carrier.

1.2.	The Invoicing rate as following:

HKG-AMS,

HKD 13.7/K plus SSC HK$ 2.50 plus FSC

The Carrier reserves the right to adjust the FSC if it is the Government approved (CAD) with a reasonable official notice period.

1.3.	Shipper’s Built Units with mixed consignments are allowed.

1.4.	Add-on rates will need to be agreed and applied to the chargeable weight of each individual air waybill for destinations besides those mentioned under 1.2

1.5.	Rates apply to general cargo only excluding human remains, newspapers, valuable cargo, dangerous goods, live animals, perishables, special cargo ... etc.

ARTICLE 2 - DURATION

The agreement is effective from October 10, 2019 to October 09,2020

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ARTICLE 3 - PIVOT WEIGHTS OF ULD SPECIFICATIONS & EQUALIZATION

The following requirements should be made available to the Forwarder 48 hours prior to the flight departure.

Q7-2900 kgs.

Q6-2700 kgs.

L/D-1600 kgs.

Equalization: 1 month

ARTICLE 4 - PAYMENT TERMS

4.1	The due amounts have to be settled as follows:

(i)	Shipment dated 01-15 of the month are due on 15th of the following month.

(ii)	Shipment dated 16 to last day of the month are due on the last day of the following month.

ARTICLE 5 - RATE ADJUSTMENT / FUEL SURCHARGE / OTHER CHARGES

5.1	The Carrier shall charge the fuel surcharge (approved by C.A.D.) and other surcharges (when applicable at later dates).

ARTICLE 6 - TERMINATION

6.1	Either Party may terminate without cause this Agreement by giving a 30-businessdays written notice to the other Party.

6.2	Either party may terminate this Agreement with immediate effect by written notice to the other Party if such other Party (i) becomes insolvent; or (ii) is declared bankrupt, or (iii) if a petition in bankruptcy or for its liquidation, for its reorganization or the readjustment of its indebtedness is filed by or against it; or (iv) if a receiver, trustee, commissioner, or any kind of liquidator of all or substantially all of its property is appointed or applied for, or (v) if it enters into any general arrangement or composition with its creditors, or (vi) if it enters into voluntary liquidation.

6.3	Cancellation: During those well-known festivals, Chinese New Year, Chinese National Holidays, Summer Holidays in Europe, & Christmas holidays, agent can request flight cancellations. Simultaneously, Carrier can also cancel flights according market situation.

ARTICLE 7 - CONFIDENTIALITY

The parties agree to maintain in absolute confidence any information disclosed to the other pursuant to the provisions of this Agreement by whatever means, including orally or in writing, and in whatever support, including documents, mail, electronic messages and internal memos, before or after the date hereof, whether or not such information has been marked as confidential or somehow identified as such, and agree not to divulge such information to any third party without the prior written consent of the other Party for a period of not less than two years following expiry or termination hereof.

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ARTICLE 8-NOTICES

All communications required to be given, submitted or hereunder by either Party to the other shall be sufficiently given if in writing and sent by post, facsimile transmission, or electronic mail as follows:

To Carrier:

Silk Way Airlines

Attn:	Mr. Zaur Bakhtiyarov Commercial Director APAC

Address:	Room 334/336 South Office Block, Super Terminal 1, Hong Kong International Airport, Hong Kong

Tel:	852 -22860222

Email address:	ZBakhtiyarov@silkwaywest.com

To Forwarder:

China Global Lines Ltd.

Attn:	Mr. Alan Kan

Address:	Room 1805, 18/F., Tower 1, Ever Gain Plaza, 88 Container Port Road, Kwai Chung New Territories, Hong Kong.

Tel:	852-3619 2510
Email address:	Alan@cglhkg.com

ARTICLE 9 - OTHER PROVISIONS

9.1	Applicable law and Arbitration

9.1.1	This Agreement shall be construed in accordance with and governed by the laws of Hong Kong.

9.1.2	Any dispute hereunder, which cannot be solved amicably shall be subject to arbitration according to the rules of Laws of Hong Kong.

9.2	Severability

If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable the entire Agreement, but rather the entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of Silk Way and Forwarder shall be construed and enforced accordingly.

9.3	Non-Waiver

Any failure at any time of either party to enforce any provision of this Agreement shall neither constitute a waiver of such provision nor prejudice the right of either Party to enforce such provision at any subsequent time. The invalidity of any provision of this Agreement shall not abrogate the remaining terms and conditions.

9.4	Assignment

Neither Party shall assign any right or interest under this Agreement. Any attempted assignment in violation of this Article shall be null and void.

9.5	This Agreement supersedes any previous contract or supplementary correspondence between the Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their proper corporate office.

For and on behalf of		For and on behalf of
Silk Way West Airlines		China Global Lines Ltd.

NAME:	Zaur Bakhtiyarov	NAME:	Alan kan
TITLE:	Commercial Director APAC	TITLE:	Commercial Director
DATE:		DATE

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